Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 19, 2019 relating to the consolidated financial statements of GTIS – HOV Holdings V LLC and its subsidiaries as of and for the years ended October 31, 2019 and 2018 and for each of the three years in the period ended October 31, 2019, appearing in the Annual Report on Form 10-K of Hovnanian Enterprises, Inc. for the year ended October 31, 2019.

/s/ DELOITTE & TOUCHE LLP

New York, New York

June 9, 2020